 Exhibit 99.77(O)

Form N-SAR, Item 77

for Voya Partners, Inc.

(the “Registrant”)

ITEM 77O Exhibits – Transactions Effected Pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate

Voya Global Bond Portfolio	BPCE SA	1/13/2014	JPM	ING BANK N.V.
VY Invesco Van Kampen Equity and Income Portfolio	BAC 4.125% 2024	1/15/2014	Bank America	ING
VY Invesco Van Kampen Equity and Income Portfolio	JPM 6.75% 49	1/22/2014	JP Morgan	ING
VY Invesco Equity and Income Portfolio	Illinois Tool works	2/18/2014	Bank America	ING
VY Invesco Equity and Income Portfolio	HSBC Holding	3/5/2014	HSBC	ING
VY Invesco Equity and Income Portfolio	IPG 4.2% '24	3/31/2014	Citi	ING
VY JPMorgan Mid Cap Value Portfolio	Santander Consumer USA Holdings Inc.	1/23/2014	Citigroup Global Markets Inc.	JPMorgan Securities Inc.
VY JPMorgan Mid Cap Value Portfolio	Commscope Holding Co. Inc.	3/28/2014	Deutsche Bank Securities Inc.	J.P. Morgan Securities Inc.
VY JPMorgan Mid Cap Value Portfolio	Ally Financial Inc.	4/9/2014	Morgan Stanley and Co LLC	J.P. Morgan Securities Inc.
VY Pioneer High Yield Portfolio	NRG Energy Inc.	4/4/2014	Wells Fargo	ING
VY Pioneer High Yield Portfolio	Denbury Resources	4/16/2014	Wells Fargo	ING
VY Pioneer High Yield Portfolio	Numericable Group	4/23/2014	JP Morgan	ING
VY JPMorgan Mid Cap Value Portfolio	CommScope Holding Company, Inc. (COMM)	6/13/2014	Deutsche Bank Securities Inc.	JPMorgan Securities
VY Pioneer High Yield Portfolio	First Quantum Minerals LTD	5/8/2014	Credit Suisse	ING Financial Markets LC
VY Pioneer High Yield Portfolio	Sabine Pass Liquefaction	5/13/2014	RBC	ING